Exhibit 10.4

Purchase Order Financing Agreement

This Purchase Order Financing Agreement (“Agreement”) is made this 23rd day of February, 2004 by and between The Price Group, LLC, a California limited liability company (“TPG”) and PriceSmart Inc., a Delaware corporation (“PSMT”).

Recitals

A.	PSMT wishes to obtain from TPG purchase order financing for certain merchandise, and TPG is willing to provide such purchase order financing to PSMT.

B.	PSMT and TPG now wish to memorialize the terms and conditions upon which such purchase order financing shall be provided to PSMT by TPG.

NOW THEREFORE, in consideration of the mutual covenants herein the parties agree as follows:

ARTICLE I

DEFINITIONS

1.01	Definitions – The following defined terms are used in this Agreement:

A.	“Collateral” is defined in Section 3.01.

B.	“Event of Default” is defined in Section 3.04.

C.	“Term” shall mean the period beginning on the date of this Agreement and ending one (1) year thereafter.

D.	“Obligations” is defined in Section 3.02.

E.	“Note” is defined in Section 2.04

F.	“Trade Vendors” is defined in Section 2.01.

G.	“Payment Request” is defined in Section 2.02(A).

ARTICLE II

LOAN TERMS

2.01	Maximum Purchase Order Financing Amount

TPG shall pay funds to PSMT’s trade vendors (“Trade Vendors”) on behalf of PSMT during the Term, provided that the maximum aggregate amount of the funds so paid and outstanding at any time may not exceed Ten Million Dollars ($10,000,000.00), subject to Section 2.03.

2.02	Payment to Trade Vendors

TPG shall pay funds to the Trade Vendors, from time to time, pursuant to the following procedure:

A) PSMT will deliver to TPG purchase orders and/or invoices from the Trade Vendors with written instructions to TPG to pay such purchase orders/invoices (the “Payment Request”), along with wire instructions for such payment. TPG shall pay funds to the Trade Vendors, in accordance with said written instructions, by wire transfer within one (1) business day after TPG receives the Payment Request and wire instructions.

B) Each payment by TPG as provided in paragraph (A) above shall be deemed a payable due by PSMT to TPG effective as of the date funds are so wired from TPG’s account.

2.03	TPG’s Option to Refuse Payment Advance

Notwithstanding anything in this Agreement to the contrary, TPG may, at its option (the “Option”), at any time, refuse to pay any purchase order/invoice by giving PSMT written notice of the exercise of such option (the “Option Notice”). However, if TPG receives a Payment Request, prior to TPG giving the Option Notice, and TPG does not wish to finance the subject purchase order/invoice pursuant to such Payment Request, TPG must exercise the Option within one (1) business day after TPG’s receipt of such Payment Request, in order not to have to comply with such Payment Request.

2.04	Repayment of Purchase Order Financing Amounts

PSMT shall pay to TPG the amounts so paid by TPG to the Trade Vendors no later than sixty (60) days after the date of a particular advance, together with interest on such advance, and pursuant to other terms and conditions as set forth in an executed promissory note (the “Note”) given by PSMT to TPG, concurrently with the execution and delivery of this Agreement. A copy of the form of the Note is attached hereto as Exhibit A.

2.05	No Liability by TPG

TPG shall have no liability to PSMT, or any other party, in the event funds are not timely paid to Trade Vendors, provided TPG has timely given appropriate wire instructions to its bank or other institution.

2.06	No Third Party Beneficiary

No Trade Vender nor any other third party shall be deemed a third party beneficiary of this Agreement.

ARTICLE III

PLEDGE AND SECURITY AGREEMENT

3.01	Grant of Security Interest

In consideration of the financial accommodations to be given by TPG under this Agreement, PSMT grants to TPG a security interest in the following described personal property of PSMT now or hereafter existing or acquired (individually and collectively the “Collateral”):

“Inventory held in the continental United States including, without limitation, goods, merchandise, and other personal property held or to be held for sale or lease, display or demonstration, or out on lease or consignment, or to be furnished under a contract of service or so furnished, and returns from sale, lease consignment or service.”

3.02	Secured Obligations of PSMT

The security interest granted by PSMT to TPG secures payment and performance of all PSMT’s present and future debts, obligations and liabilities to TPG (including but not limited to PSMT’s obligations under the Note) arising under this Agreement whether absolute or contingent, direct or indirect liquidated or unliquidated (collectively the “Obligations”).

3.03	Covenants of PSMT

A) Contemporaneously with the execution of this Agreement, PSMT shall properly complete and deliver to TPG UCC-1 Financing Statements to enable TPG to perfect TPG’s security interest in the Collateral. PSMT agrees also to execute, file, and record such other statements, notices, and agreements, take such action and obtain such certificates and documents, in accordance with all applicable laws, statutes, and regulations as may be necessary or advisable to perfect, evidence, and continue TPG’s security interest in the Collateral.

B) PSMT shall not, without the prior written consent of TPG, (a) sell, offer to sell, or otherwise transfer the Collateral except in the ordinary course of business, or (b) pledge, mortgage, encumber, or otherwise permit the Collateral to be subject to any lien, security interest, or charge, other than the security interest created by this Agreement.

C) PSMT shall comply with all laws, statutes, and regulations pertaining to the Collateral.

D) PSMT shall pay when due all taxes, assessments, and liens with regard to the Collateral. PSMT may withhold any such payment or may elect to contest any lien if PSMT is conducting appropriate proceedings in good faith to contest the obligation to pay and so long as TPG’s interest is not jeopardized.

E) PSMT irrevocably appoints TPG as PSMT’s attorney in fact to do any act that PSMT is obligated to do pursuant to this Agreement to preserve or protect the Collateral and to preserve, protect, or establish TPG’s lien on the Collateral. PSMT further irrevocably appoints TPG to exercise such rights and powers as PSMT might exercise with respect to the Collateral following an Event of Default, as defined below. These powers shall include without limitation the right to:

(i) Collect by legal proceedings or otherwise, and endorse, receive, and receipt all payments, proceeds, and other sums and property now or after the date of this Agreement payable on account of the Collateral,

(ii) Transfer the Collateral to TPG’s own or TPG’s nominee’s name, and

(iii) Make any compromise or settlement and take any action TPG deems advisable with respect to the Collateral. PSMT agrees to reimburse TPG on demand for any costs and expenses, including without limitation attorney fees, which TPG may incur while acting as PSMT’s attorney in fact under this Agreement, all of which costs and expenses are included in the Obligations secured by this Agreement. TPG shall have no obligation to act pursuant to this paragraph and shall not be required to make any presentment, demand, or protest, or give any notice or take any action to preserve any rights against any other person in connection with the Collateral.

3.04	Events of Default

Any of the following events or conditions shall constitute an Event of Default by PSMT under this Agreement:

A) Failure to make payments in accordance with the terms of the Note, if the failure continues for five (5) business days after written notice has been given by TPG to PSMT;

B) Default in the performance of any other Obligation or breach of any agreement, representation, or warranty contained in this Agreement if such default is not cured within twenty (20) days after written notice; provided, however, with respect to a non-monetary breach, if PSMT cannot reasonably cure the breach within such twenty (20) day period, PSMT shall not be in default of this Agreement if PSMT commences to cure the breach within the twenty (20) day period and diligently and in good faith continues to cure the breach;

C) Any levy or proceeding against the Collateral or PSMT’s interest in the Collateral, except if PSMT is conducting appropriate proceedings in good faith to contest the levy or proceeding; or

D) The filing of a petition by or against PSMT under the provision of the Bankruptcy Code.

3.05	TPG’s Remedies

A) On the occurrence of an Event of Default, TPG:

(i) Shall have and may exercise all rights and remedies accorded to TPG by the California Uniform Commercial Code;

(ii) May declare all unperformed Obligations, in whole or in part, of Debtor immediately due and payable without demand or notice; and

(iii) May require PSMT to take any and all action necessary to make the Collateral available to TPG.

B) All of TPG’s rights and remedies, whether evidenced by this Agreement or by any other writing, shall be cumulative and may be exercised singularly or concurrently. Election by TPG to pursue any remedy shall not exclude pursuit of any other remedy.

C) PSMT expressly waives any constitutional or other right to a judicial hearing prior to the time TPG takes possession or disposes of the Collateral on an Event of Default as provided above.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.01	PSMTs Representations and Warranties

PSMT represents and warrants to TPG as follows:

A) PSMT’s Board of Directors has duly authorized the PSMT to enter into this Agreement which is a valid and binding obligation of PSMT.

B) The execution, delivery and performance of this Agreement by PSMT does not conflict with and is not in violation of any applicable law or other agreement of which PSMT is a party and PSMT does not require the consent of any other party to enter into this Agreement.

C) PSMT is the owner of all right title and interest in the Collateral free and clean of all liens, encumbrances and security interests except the security interest created by this Agreement.

D) No defenses, offsets, claims or counterclaims exist against PSMT that may be asserted against TPG in any proceeding to enforce TPG’s rights in the Collateral.

E) The liens granted to PSMT under this Agreement will constitute a first priority lien on the Collateral on the filing of a UCC-1 Financing Statement and PSMT’s grant of such lien to TPG does not constitute a fraudulent conveyance under any applicable law.

ARTICLE V

MISCELLANEOUS

5.01	Notices

All waivers, elections, options, notices, demands, and consents which either party may be required or may desire to give under this Agreement (“Notice”) shall be in writing and shall be effective when telecopied to the fax numbers indicated below, when personally delivered, or when delivered by overnight express delivery or when delivered by United States Postal Service office or branch or official depository maintained by the United States Postal Service, by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

To TPG at:	The Price Group, LLC Attn: Joseph R. Satz Suite 520 7979 Ivanhoe Ave. La Jolla, California 92037 fax: (858)551-2314

To PSMT:	Until March 26, 2004: PriceSmart, Inc Attn: Robert Gans 4949 Morena Blvd San Diego, California 92037 fax: (858)581-4707

After March 26, 2004: PriceSmart, Inc. Attn: Robert Gans 9740 Scranton Road San Diego, CA. 92121-1745

5.02	Attorneys’ Fees

If either party hereto files any action or brings any proceeding against the other arising out of this Agreement, or is made a party to any action or proceeding, then, the prevailing party shall be entitled to recover as an element of its costs of suit, and not as damages, reasonable attorneys’ fees to be fixed by the court. The “prevailing party” shall be the party who is entitled to recover its costs of suit, whether or not suit proceeds to final judgment. A party not entitled to recover costs shall not be entitled to recover attorneys’ fees.

5.03	Integration

This Agreement and the exhibits attached hereto shall constitute the entire Agreement between TPG and PSMT and supersedes any and all prior written or oral agreements, representations, and warranties between and among the parties and their agents, all of which are merged into or revoked by this Agreement, with respect to its subject matter.

5.04	Modification

No modification, waiver, amendment, discharge, or change of this Agreement shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge, or change is or may be sought.

5.05	Severability

In the event any term, covenant, condition, provision, or agreement contained herein is held to be invalid, void, or otherwise unenforceable, by any court of competent jurisdiction, such holding shall in no way affect the validity or enforceability of any other term, covenant, condition, provision, or agreement contained herein.

5.06	Governing Law

This Agreement and the obligation of the parties hereunder shall be interpreted, construed, and enforced in accordance with the laws of the State of California.

5.07	Venue

Any actions arising under this Agreement shall be heard and resolved in San Diego County, California.

5.08	Terminology

All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender, shall include all other genders; the singular shall include the plural and vice versa. “Business day” means other than Saturday, Sunday, or holiday. In the event that the time for performance of an act under this Agreement falls on a Saturday, Sunday, or holiday, the date for performance of such act shall be extended to the next business day.

5.09	Counterparts

This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original agreement, and all of which shall constitute one agreement by each of the parties hereto.

5.10	Binding Effect

Except as otherwise herein provided, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

5.11	Captions

Article and section titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend, or describe the scope of this Agreement or any provisions hereof. All reference to section numbers herein shall mean the sections of this Agreement.

5.12	Exhibits

The following exhibits are attached hereto:

Exhibit	A - Form of Promissory Note.

Executed as of the date first written above.

THE PRICE GROUP, LLC		PRICESMART, INC

by	/s/ JIM CAHILL	by	/s/ JOHN HEFFNER

Manager

by	/s/ SOL PRICE	its	CFO

	Manager	Print Name	John Heffner

		by	/s/ ROBERT M. GANS

		its	Exec. Vice President
		Print Name	Robert M. Gans

EXHIBIT A

PROMISSORY NOTE

$10,000,000	, 2004

San Diego, California

FOR VALUE RECEIVED, the undersigned PRICESMART, INC., a Delaware corporation (“PSMT”), promises to pay to THE PRICE GROUP, LLC, a California limited liability company (“TPG”) or order, at 7979 Ivanhoe Avenue, Suite 520, La Jolla, California 92037, or such other address as may be directed in writing, the principal sum of Ten Million Dollars ($10,000,000.00) or so much thereof as may be advanced and outstanding, together with interest thereon at a rate of twelve percent (12%) per annum, computed from the date of each advance on the basis of a three hundred sixty-five day (365) year, actual days elapsed.

1. Payment of Principal and Interest. Each advance of principal by TPG shall be repaid in full together with interest thereon, within sixty (60) days after the date of the advance. All unpaid principal and accrued interest, not yet paid shall be due and payable one (1) year from the date hereof.

2. Credit of Payments. Each payment under this Note shall be credited in the following order: (a) costs, fees, charges and advances paid or incurred by TPG and for which the PSMT is obligated under the terms herein; (b) interest payable under this Note; and (c) principal under this Note. All installments of principal and interest of this Note shall be payable in lawful money of the United States of America.

3. Interest and Default. From and after the Maturity Date the entire unpaid principal balance and accrued unpaid interest shall automatically bear an annual interest rate equal to the lesser of: (a) fifteen percent (15%) per annum or (b) the maximum interest rate allowed by law in lieu of the rate provided above herein.

4. Attorney Fees. PSMT agrees to pay the following costs, expenses, and attorney fees paid or incurred by TPG, or adjudged by a court: (a) reasonable costs of collection and costs, expenses, and attorney fees paid or incurred in connection with the collection or enforcement of this Note, whether or not suit is filed; (b) reasonable costs, expenses, and attorney fees paid or incurred in connection with representing TPG in any bankruptcy, reorganization, receivership, or other proceedings affecting creditors’ rights and involving a claim under this Note; and (c) costs of suit and such sum as the court may adjudge as attorney fees in any action to enforce payment of this Note or any part of it.

5. Waiver. PSMT, endorsers, and all other persons liable or to become liable on this Note waive presentment, protest, and demand; notice of protest, demand, and dishonor; and all other notices or matters of a like nature.

6. Usury. All agreements between PSMT and TPG are expressly limited, so that in no event or contingency, whether because of the advancement of the proceeds of this Note, acceleration of maturity of the unpaid principal balance, or otherwise, shall the amount paid or agreed to be paid to TPG for the use, forbearance, or retention of the money to be advanced under this Note exceed the highest lawful rate permissible under applicable usury laws. If, under any circumstances, fulfillment of any provision of this Note or any other agreement pertaining to this Note, after timely performance of such provision is due, shall involve exceeding the limit of validity prescribed by law that a court of competent jurisdiction deems applicable, then, ipso facto, the obligations to be fulfilled shall be reduced to the limit of such validity. If, under any circumstances, TPG shall ever receive as interest an amount that exceeds the highest lawful rate, the amount that would be excessive interest shall be applied to reduce the unpaid principal balance under this Note and not to pay interest, or, if such excessive interest exceeds the unpaid principal balance under this Note, such excess shall be refunded to PSMT. This provision shall control every other provision of all agreements between PSMT and TPG.

7. Forbearance Not a Waiver. If TPG delays in exercising or fails to exercise any of its rights under this Note, that delay or failure shall not constitute a waiver of any TPG rights or of any breach, default, or failure of condition under this Note. No waiver by TPG of any of its rights or of any such breach, default, or failure of condition shall be effective, unless the waiver is expressly stated in a writing signed by TPG.

8. Assignment. This Note inures to and binds the heirs, legal representatives, successors, and assigns of PSMT and TPG.

9. Severability. If any provision of this Note, or the application of it to any party or circumstance, is held void, invalid, or unenforceable by a court of competent jurisdiction, the remainder of this Note, and the application of such provision to other parties or circumstances, shall not be affected thereby, the provisions of this Note being severable in any such instance.

10. Time is of the Essence. Time is of the essence with respect to all obligations of PSMT under this Note.

11. Waiver of Jury Trial. TPG AND PSMT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED ON, ARISING FROM, OR RELATED TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED BY THIS NOTE, IN ANY ACTION, PROCEEDING, OR OTHER LITIGATION OF ANY TYPE BROUGHT BY EITHER PARTY AGAINST THE OTHER, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. PSMT AND TPG AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM, OR OTHER PROCEEDING THAT SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS NOTE. THIS WAIVER SHALL APPLY TO ANY FUTURE AMENDMENTS, RENEWALS, SUPPLEMENTS, OR MODIFICATIONS TO THIS NOTE.

12. Loan Agreement. This Note is given pursuant to that certain Purchase Order Financing Agreement between the PSMT and TPG dated the same date as this Note, the provisions of which are incorporated herein by reference.

13. Governing Law. This Note shall be construed and enforceable according to the laws of the State of California.

14. Venue. Any actions arising under this Note shall be heard and resolved in San Diego County, California.

Executed as of the date first written above.

PRICESMART, INC

By:

Its:

Print Name

By:

Its:

Print Name